Exhibit 99.2
Read This First
Office of Thrift Supervision Guidance for Accountholders
     First Federal Savings Bank is in the process of selling stock to the public, in a mutual-to-stock conversion or s stock issuance by a subsidiary of a mutual holding company. As an accountholder at this institution, you have certain priority subscription rights to purchase stock in the offering. These priority subscription rights are non-transferable. If you subscribe for stock, you will be asked to sign a statement that the purchase is for your own account, and that you have no agreement or understanding regarding the subsequent sale or transfer of any shares you receive.
     On occasion, unscrupulous people attempt to persuade accountholders to transfer subscription rights, or to purchase shares in the offering based on the understanding that the shares will subsequently be transferred to others. Such arrangements violate federal regulations. If you participate in these schemes, you are breaking the law and may be subject to prosecution. If someone attempts to persuade you to participate in such a scheme, please contact Office of Thrift Supervision (OTS) at (202) 906-6202. The OTS is very interested in ensuring that the prohibitions on transfer of subscription rights are not violated.
     How will you know if you are being approached illegally? Typically, a fraudulent opportunist will approach you and offer to “loan” you money to purchase a significant amount of stock in the offering. In exchange for that “loan” you most likely will be asked either to transfer control of any stock purchased with that money to an account the other person controls, or sell the stock and give the majority of the profits to the other person. You may be told, untruthfully, that there is no risk to you, that the practice is common, and that even if you are caught, your legal expenses will be covered.
     On the back of this page is a list of some key concepts that you should keep in mind when considering whether to participate in a mutual-to-stock conversion or stock issuance by a mutual holding company subsidiary. If you have questions, please contact the stock information center listed elsewhere in the literature you are receiving. Alternatively, you can contact us at: ombudsman@ots.treas.gov.

What Investors Need to Know
     Key concepts for investors to bear in mind when considering whether to participate in a conversion offering, or a stock offering by a subsidiary of a mutual holding company, include the following:
•	Know the Rules — By law, accountholders cannot sell or transfer their priority subscription rights, or the stock itself, prior to the completion of a financial institution’s conversion. Moreover, accountholders cannot enter into agreements or arrangements to sell or transfer either their subscription rights or the underlying conversion stock.

•	“Neither a Borrower nor a Lender Be” — If someone offers to lend you money so that you can participate — or participate more fully — in a conversion, be extremely wary. Be even more wary if the source of the money is someone you do not know. The loan agreement may make you unable to certify truthfully that you are the true holder of the subscription rights and the true purchaser of the stock and that you have no agreements regarding the sale or transfer of the stock.

•	Watch Out for Opportunists — The opportunist may tell you that he or she is a lawyer — or a consultant or a professional investor or some similarly impressive tale — who has experience with similar mutual conversion transactions. The opportunist may go to extreme lengths to assure you that the arrangement you are entering into is legitimate. They might tell you that they have done scores of these transactions and that this is simply how they work. Or they might downplay the warnings or restrictions in the prospectus or order form, telling you that “everyone” enters into such agreements or that the deal they are offering is legitimate. They may also tell you that you have no risk in the transaction. The cold, hard truth is that these are lies, and if you participate, you are breaking the law.

•	Get the Facts from the Source — If you have any questions about the securities offering, ask the savings bank or the savings association for more information. If you have any doubts about a transaction proposed to you by someone else, ask the financial institution whether the proposed arrangement is proper. You may be able to find helpful resources on the institution’s website or by visiting a branch office.

The bottom line for investors is always to remember that if an opportunity sounds too good to be true, it probably is too good to be true.